___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

NuLife Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1031 CalleRecodo, Suite B San Clemente, CA		92763
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2017, the Board of Directors of NuLife Sciences, Inc. (the “Company”) approved an employment agreement (the “Employment Agreement”) and related option agreement (the “Option Agreement”) (collectively, the “Agreements”) in respect to the appointment of John Hollister (the Executive”) as Chief Executive Officer of the Company. Pursuant to the Agreements, Mr. Hollister will receive a) initial monthly compensation of $10,000 until the Company has at least $500,000 available for the continued pursuit of the procedures and related expenses to the development of the Proprietary Organ Transplant Procedures in the bank, with a reasonable reserve for the needs of the Company to enable the Company to maintain sufficient working capital to retain the personnel and other services necessary to the Company to remain in compliance with its accounting, audit and other related filing requirements pursuant to the Securities Exchange Act of 1934 for the ensuing fiscal quarter; (b) an increase to $20,000 per month when the Company has sufficient uncommitted funds in its account to fund its wholly-owned subsidiary, NuLife BioMed Inc. through the Animal Trials as set out in the attached Projected Cash Requirements; (c) if the Company is successful in raising an amount that equals or exceeds Two Million Dollars ($2,000,000) so that it meets or exceeds the Projected Cash Requirements then Executive’s salary will increase to $30,000/month; and (d) upon completion of a successful animal study, defined as meeting the primary end-point, and the successful raising of a minimum of Four Million Dollars ($4,000,000), the monthly salary will be adjusted to $35,000.

The Company shall provide usual and customary health benefits for the Executive. At the time when finances permit, the benefits will be extended to cover the Executive and their dependents, consistent with the policy of the Company.

The Company will make up the difference between what Executive receives each quarter and Ninety Thousand Dollars ($90,000), with stock out of the Non-Qualified Employee Incentive Stock Compensation Plan, issued at the end of each fiscal quarter based upon the closing price of the Company’s shares on the last day of each quarter. Additionally, the Company shall issue to Executive, or his designee, options (“Option”) to acquire up to One Million Five Hundred Thousand (1,500,000) shares of the Company’s Common Stock (the “Option Shares”). Each Option shall vest as to Five Hundred Thousand (500,000) shares at the conclusion of each of the three (3) stages as further described in the Option Agreement attached hereto. Further, the stock Options have an exercise price of not less than One Hundred Ten percent (110%) of the ten (10) day lowest trailing average closing bid price of such shares on the date of execution of the Option Agreement. The foregoing summary is a general description only, does not purport to be complete and is qualified in its entirety by reference to the Agreements, which are filed herewith as Exhibit 10.1 and 10.2.

Item 3.02 Unregistered Sales of Equity Securities.

On May 15, 2017, the Board of Directors of the Company approved the Agreements, and the Options, and various other compensation in respect of the appointment of John Hollister as Chief Executive Officer of the Company, and as more particularly described in Item 1.01 above.

In respect of the aforementioned issuances of securities of the Company, the holder is an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”). No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the convertible promissory notes pursuant to their respective agreements were exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 15, 2017, the Board of Directors appointed John Hollister as the Company’s Chief Executive Officer. A summary of the background and business experience of Mr. Hollister is as follows:

John Hollister, age 56. Chief Executive Officer. In addition to his role as Chief Executive Officer of the Company, Since September 2015, Mr. Hollister has served as the acting Chief Executive Officer of Northsight Capital, Inc., a cannabis marketing firm, and a filer of reports pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934. Previously, from May 2014 to August 2015, Mr. Hollister served as Chief Executive Officer and Director of NEMUS Bioscience, Inc., a biopharmaceutical company developing cannabis based products. From August 2013 to April 2014, Mr. Hollister served in a consultant capacity as the Vice-President of Strategic Marketing of Cynvenio BioSystems an oncology diagnostic start-up, and Development Director of SnapMD, Inc. an assisted telemedicine start-up. From June 2011 to July 2013, Mr. Hollister served as Senior Vice-President of Marketing of Tethys Bioscience, Inc., a biopharmaceutical laboratory company. From December 1999 to July 2004 Mr. Hollister served as the Global Commercial Leader in Oncology for AMGEN, a leading biotechnology company. Throughout his professional career, Mr. Hollister has leadership experience with the commercialization of healthcare companies and a background in oncology, hematology, vaccines, and diabetes. Mr. Hollister earned his Bachelor of Arts in Economics from Stanford University, and received his Masters of Business Administration from the Drucker Center at Claremont Graduate University.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between NuLife Sciences, Inc. and John Hollister;

10.2 Option Agreement between NuLife Sciences, Inc. and John Hollister;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuLife Sciences, Inc.

Date: May 17, 2017	By: /s/ Fred Luke
Fred Luke
President